Exhibit 99.1

Company Contact:

BioSphere Medical, Inc.

Martin Joyce

Chief Financial Officer

781-681-7925

BIOSPHERE MEDICAL APPOINTS RICHARD J. FALESCHINI AS CEO

Rockland, Mass. – Nov. 3, 2004 - BioSphere Medical, Inc. (Nasdaq: BSMD) today announced that Mr. Richard J. Faleschini joined the Company as Chief Executive Officer and President, effective November 2, 2004. Paul Looney, Chairman, Chief Executive Officer and President, relinquished his responsibilities as Chief Executive Officer and President effective as of that date. Mr. Looney will continue to serve as Chairman of the Board of Directors.

Mr. Faleschini has an extensive background in general management, marketing and sales within the medical device industry. Immediately prior to joining BioSphere, he was Vice President and General Manager of the gynecology division at American Medical Systems, and before that their Vice President of Marketing and Sales. Prior to AMS, he held executive marketing and general management positions at Medtronic with responsibilities for several sectors of their cardiac rhythm management, surgery, and interventional vascular businesses. Before Medtronic he was the Vice President of Marketing and Sales at Cordis Corporation. Mr. Faleschini holds a BS in biology and an MS in physiology from Michigan Technological University, where he is also a Distinguished Alumnus.

“I am very excited about the future prospects of BioSphere Medical,” said Mr. Faleschini. “The Company has developed very innovative and versatile products to treat uterine fibroids and other tumors and malformations in the body. I look forward to working with the employees and physicians to address the many unmet needs of patients who could benefit from this technology.”

“We are very appreciative of the contribution Paul Looney has made to the Company over the past two years,” said Director, Timothy J. Barberich. “We are also excited about the prospects for building on our success by leveraging the business experience that Rick brings in gynecological and interventional medical devices.”

The Company incurred recruiting costs associated with the change in leadership of $171,000 in the third quarter of 2004, and expects to record an additional charge of approximately $579,000 for relocation and severance expenses in the fourth quarter of 2004.

About BioSphere Medical, Inc.

BioSphere Medical, Inc., based in Rockland, Massachusetts, is a medical device company focused on applying our proprietary microsphere technology to medical applications using embolotherapy techniques. Our core technologies, patented bio-engineered polymers and manufacturing methods, are used to produce miniature spherical beads with uniquely beneficial properties for a variety of medical applications. Our principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. Our products have already begun to gain wide acceptance in this rapidly emerging procedure as well as in a number of other, new and established medical treatments. Our strategy is two fold. First, we are seeking to grow the embolotherapy business worldwide, specifically the UFE procedure, by increasing awareness of availability of this procedure. Second, we are seeking to maintain our current technology leadership by the introduction of new products and product improvements.

BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia and the European Community, which allow the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization.

Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” “seeks,” “projects,” “believes,” “may,” “expects,” “anticipates,” “estimates,” “should’” and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company’s control and are difficult to predict. These important factors include, without limitation, risks relating to: the failure of the Company and its distributors to successfully market and sell the Company’s products; the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates; the failure of the Company to successfully commercialize and achieve widespread market acceptance of the Embosphere® Microspheres and EmboGold Microspheres; risks relating to the Company’s ability to obtain and maintain patent and other proprietary protection for its products; the absence of or delays and cancellations of, product orders; delays, difficulties or unanticipated costs in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products; and general economic conditions. These risk factors are further described in the section titled “Certain Factors That May Affect Future Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed by the Company with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

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